Exhibit 4.11

AMENDMENT

AMENDMENT (the “Amendment”) dated as of [            ], 2002, between U.S.I. HOLDINGS CORPORATION (the “Company”), a Delaware corporation, and each of the parties set forth on the signature page hereto (collectively the “Warrantholders”).

A.    The Warrantholders hold 6,250,002 Series W Warrants (the “Warrants”) exercisable for 6,250,002 shares of Series W Convertible Preferred Stock, $.01 par value, of the Company (the “Common Stock”). The Warrantholders and the Company are parties to a Series W Warrant Agreement, dated as of September 17, 1999 (the “Warrant Agreement”).

B.    Pursuant to Section 7.1 of the Warrant Agreement, each of the Company and the Warrantholders, which hold in the aggregate more than 50% of all Warrants outstanding and, therefore, constitute Required Series W Warrantholders (as defined in the Warrant Agreement), wish to amend the Warrant Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties to this Amendment hereby agree as follows:

Section 1. Amendment to Series W Warrant Agreement. Subject to Section 2, the definition of “Public Offering” in Section 5.1 of the Warrant Agreement is amended in its entirety to read as follows:

“Public Offering means the consummation by the Company of an initial sale of its Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended.”

Section 2. Effectiveness. The provisions of Section 1, above, shall be effective concurrent with, and only upon, the closing of the initial public offering of the Company’s Common Stock, $.01 par value, and shall remain in effect from and after the date such closing occurs. Except as expressly set forth above, the terms and conditions of the Warrant Agreement shall remain in full force and effect and are hereby ratified and confirmed.

Section 3. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

U.S.I. HOLDINGS CORPORATION

By:

Name:
Title:

Norwest Equity Capital, LLC
WLD Equity Partners 1999, Limited Partnership
Provident Life and Accident Insurance Company
Conning Insurance Capital International Partners III, L.P.
Conning Insurance Capital Limited Partnership III, L.P.
The Travelers Insurance Company
Capital Z Financial Services Fund II, L.P.
Capital Z Financial Services Private Fund II, L.P.
CB Capital Investors LLC

By:

Name: Ernest J. Newborn, II
Title: Attorney-in-Fact